Exhibit (h)(f)
SERVICE AGREEMENT
     This Service Agreement, effective January 1, 2008 by and among State Street Bank and Trust Company (the “Service Provider”), Pacific Life Fund Advisors LLC (the “Adviser”), Pacific Life Insurance Company (the “Administrator”), and Pacific Select Fund (the “Fund”), replaces the previous Service Agreement between the Administrator, Service Provider and the Fund dated June 30, 2002, as amended (the “Prior Service Agreement”).
     WHEREAS, the Fund is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Fund has retained the Adviser to furnish advisory services to it pursuant to an Advisory Agreement dated November 9, 1987, as amended to date and transferred to Adviser effective May 1, 2007 (together the “Advisory Agreement”), which provides that the Fund shall bear the expenses incurred in connection with providing administrative and support services for the Fund other than those investment management services for which the Adviser is responsible under the Advisory Agreement, and further provides that certain compliance monitoring services as well as administrative and support services shall be provided or procured for the Fund by the Adviser or other service provider under other agreements;
     WHEREAS, the Adviser, the Administrator and the Fund have entered into an Administration and Support Services Agreement dated May 1, 2007, which provides that the Adviser and/or the Administrator may provide certain support services for the Fund and each of its portfolios (“Support Services”), and the Adviser and the Administrator have, under such Administration and Support Services Agreement, agreed to provide the certain support services to the Fund; and
     WHEREAS, the Adviser, the Administrator, and the Fund desire to retain the Service Provider to furnish certain Support Services as well as other administrative and support services not currently under the Administration and Support Services Agreement, but contemplated under the Advisory Agreement, including the preparation of the Fund’s Semi-Annual and Annual Reports, as well as certain regulatory compliance monitoring services for the Fund, and Service Provider is willing to furnish such services, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1. Appointment of Service Provider
     The Fund hereby appoints the Service Provider to provide services with respect to the Fund’s investment portfolios listed in Schedule A for purposes of providing certain sub-administrative and regulatory compliance monitoring services for the period and on the terms set forth in this Agreement. The Service Provider accepts such appointment and agrees to render the services stated herein.
     In the event that the Adviser, Administrator and Fund wish to retain the Service Provider to provide the services hereunder with respect to additional portfolios (“Additional Portfolios”) hereinafter established by the Fund, they shall notify the Service Provider in writing. Upon written acceptance by the Service Provider, such Additional Portfolios shall be listed on an amended Schedule A and shall become subject to the provisions of this Agreement to the same extent as the existing portfolios, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Adviser) may be modified with respect to each Additional Portfolio in writing by the Fund, the Adviser, the Administrator, and the Service Provider at the time of the addition of the Additional Portfolios.
2. Delivery of Documents
     The Adviser, on behalf of the Fund, will promptly deliver to the Service Provider upon request, copies of each of the following documents and all future amendments and supplements, if any:
a.	The Declaration of Trust and by-laws for the Fund;

b.	The currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act for the Fund, the Prospectus(es) and Statement(s) of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolution of the Board of Trustees of the Fund authorizing the Fund to enter into this Agreement; and

d.	Such other certificates, documents or opinions which the Service Provider may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.
3. Representations and Warranties of the Service Provider
     The Service Provider represents and warrants to the other parties hereto that:
a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Service Provider’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Service Provider or any law or regulation applicable to it.

4. Representations and Warranties of the Advisor
     The Advisor represents and warrants to the other parties hereto that:
a.	It is a limited liability company, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	Its has the corporate power and authority under the applicable laws and by its Articles of Incorporation and by-laws to enter into and perform this Agreement:

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Adviser’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Adviser or any law or regulation applicable to it.
5. Representations and Warranties of the Administrator
     The Administrator represents and warrants to the other parties hereto that:
a.	It is a corporation, duly organized, existing and in good standing under the laws of the State of Nebraska;

b.	It has the corporate power and authority under applicable laws and by its Amended and Restated Articles of Incorporation and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.
5. Representations and Warranties of the Fund
     The Fund represents and warrants to the other parties hereto that:
a.	It is a trust fund, duly organized, existing and in good standing under the laws of

The Commonwealth of Massachusetts;

b.	It has the power and authority under applicable laws and by its Amended and Restated Declaration of Trust, as amended and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered under the 1940 Act;

e.	A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Fund also warrants to the other parties hereto that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.
6. Services
     The Service Provider shall provide the services (the “Administrative Services”) set forth on Schedule B and C, and the services (the “Compliance Services”) set forth on Schedule D annexed hereto, in each case, subject to the control, supervision and direction of the Adviser with respect to Compliance Services and the Administrator with respect to Administrative Services, and the review and comment by the Fund’s auditors and legal counsel in accordance with procedures which may be established from time to time between the Adviser and/or Administrator and the Service Provider.
     The Service Provider shall provide the office facilities and personnel required by it to perform the services contemplated herein.
7. Fees; Expenses; Expense Reimbursement
a.	Unless otherwise agreed to in writing by the parties, the Service Provider shall receive from the Fund such compensation for the Service Provider’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be the same as for a full monthly period and shall be payable upon the date of termination of this Agreement.

b.	The Fund agrees to reimburse the Service Provider for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Fund and the Service Provider from time to time.

c.	The Service Provider is authorized to and may employ or associate with such affiliates of State Street Bank and Trust Company as the Service Provider may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Service Provider and that the Service Provider shall be as fully responsible to the Adviser, the Administrator, and the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.
8. Instructions and Advice
     At any time, the Service Provider may apply to any officer of the Fund, the Advisor with respect to Compliance Services, or the Administrator with respect to Administrative Services for instructions and may consult with outside counsel for the Fund or the independent auditors for the Fund at the expense of the Fund, or other individuals designated in writing by the Adviser or the Administrator at the expense of the Fund, for instructions with respect to any matter arising in connection with the services to be performed by the Service Provider under this Agreement. The Service Provider shall not be liable, and shall be indemnified by the Adviser, the Administrator, or the Fund, as applicable, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by such officers or individuals. The Service Provider shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Fund, the Advisor, or the Administrator. Nothing in this Section shall be construed as imposing upon the Service Provider any obligation to seek such instructions.
9. Limitation of Liability and Indemnification
     The Service Provider shall be responsible for the performance of only such duties as are set forth in this Agreement, including those set forth on Schedules B, C and D annexed hereto which forms a part hereof, as such Schedules B, C and D may be amended from time to time, and, except as otherwise provided under Section 7(c), shall have no responsibility for the actions or activities of any other party, including other service providers. The Service Provider shall have no liability in respect of any loss, damage or expense suffered by the Fund, the Adviser, or the Administrator insofar as such loss, damage or expense arises from the performance of the Service Provider’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Service Provider prior to the start of Service Provider performing its applicable service(s) under this Agreement. The Service Provider shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or misconduct of the Service Provider, its officers or employees. The Service Provider shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Service Provider’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by the Service Provider with respect to the Fund and fees payable hereunder during the preceding calendar year for any liability or loss suffered by the Fund, the Adviser or the Administrator, including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Service Provider for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2002 shall be the date of this Agreement through December 31, 2002 on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2003 and terminating on December 31, 2003 shall be January 1, 2003 through December 31, 2003.
     The Service Provider shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.
     With respect to the Compliance Services as set forth on Schedule D, the Adviser shall indemnify and hold the Service Provider harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Service Provider resulting from any claim, demand, action or suit in connection with the Service Provider’s acceptance of this Agreement, any action or omission by the Service Provider in the performance of its Compliance Services duties as set forth on Schedule D, or as a result of the Service Provider’s acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or the Adviser, provided that this indemnification shall not apply to actions or omissions of the Service Provider, its officers or employees in cases of its or their own negligence or misconduct.
     With respect to the Administrative Services as set forth on Schedules B and C, the Administrator shall indemnify and hold the Service Provider harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Service Provider resulting from any claim, demand, action or suit in connection with the Service Provider’s acceptance of this Agreement, any action or omission by the Service Provider in the performance of its Administrative Services duties as set forth on Schedules B and C, or as a result of the Service Provider’s acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or the Administrator, provided that this indemnification shall not apply to actions or omissions of the Service Provider, its officers or employees in cases of its or their own negligence or misconduct.
     The indemnifications contained herein shall survive the termination of this Agreement. In the event of a claim involving the indemnifications by both the Advisor and the Administrator, or if it is unclear which party should be responsible for the indemnification of a claim, the Advisor and the Administrator shall be responsible for allocating the amount of the claim between them and shall ensure that Service Provider is compensated in a reasonable time.
10. Confidentiality
     The Service Provider agrees that all information it receives under this Agreement is covered under the terms of Confidentiality Agreement dated August 28, 2007, as may be amended from time to time, between the Fund and Service Provider; provided, however, that the Service Provider shall be protected in acting upon the instruction, request, consent or authorization of the Administrator to the same extent that Service Provider is protected in acting upon the instruction, request, consent or authorization of the Fund and the Adviser under the terms of the Confidentiality Agreement.
11. Compliance with Governmental Rules and Regulations; Records
     The Service Provider assumes no responsibility for the Fund’s, the Adviser’s, or the Administrator’s compliance with securities, tax, commodities and other laws, rules and regulations applicable to the Fund, the Adviser, or the Administrator, except to the extent of the Service Provider’s responsibility hereunder for performance of the services it provides as described on Schedules B, C and D to this Agreement; provided, however, that nothing herein shall affect certain compliance support services that Service Provider provides pursuant to its “Compliance 38” program to assist the Fund’s Chief Compliance Officer (“CCO”) in meeting the CCO’s requirements under Rule 38a-1 of the 1940 Act.
     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Service Provider agrees that all records which it maintains pursuant to its duties under this Agreement shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Service Provider further agrees that all records which it maintains pursuant to its duties under this Agreement pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.
12. STANDARD OF CARE
     In connection with the duties and responsibilities of Service Provider under this Agreement, Service Provider shall exercise the standard of reasonable care, prudence and diligence that a professional engaged in the banking or trust company industry and having professional expertise in financial and securities processing transactions and compliance monitoring for mutual funds would observe.
13. Services Not Exclusive
     The services of the Service Provider under this Agreement are not to be deemed exclusive, and the Service Provider shall be free to render similar services to others. The Service Provider shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by the Adviser, the Administrator, or the Fund from time to time, shall have no authority to act or represent the Adviser, the Administrator, or the Fund in any way or otherwise be deemed an agent of the Adviser, Administrator, or the Fund.
14. Reservation of Authority
     Notwithstanding any other provision of this Agreement, it is understood and agreed that the Adviser, for Compliance Services, and the Administrator, for Administrative Services, shall at all times retain the ultimate responsibility for direction and control of all services provided pursuant to this Agreement, and retain the right to direct, approve, or disapprove any action hereunder, which responsibility and right shall be reasonably exercised.
15. Term, Termination and Amendment
a	This Agreement shall become effective on the date first written above and shall remain in full force and effect until December 31, 2008 and shall automatically continue in full force and effect after such initial term unless any party terminates this Agreement, in whole or in part, by written notice to the other parties at least sixty (60) days prior to the expiration of the initial term, or unless the Funds terminate the services of Adviser or the Administrator prior to that date. Any party may terminate this Agreement, in whole or in part, at any time after the initial term upon at least sixty (60) days’ prior written notice to the other parties, without payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which would deter termination. This Agreement may be terminated with respect to either the Compliance Services or the Administrative Services without terminating it as to the other.

b	Termination of this Agreement with respect to a portfolio shall in no way affect the continued validity of this Agreement with respect to any other portfolio. Upon termination of this Agreement with respect to a portfolio, Schedule A shall be amended to reflect the portfolios subject to the terms of this Agreement.

c	Upon termination of this Agreement, the Fund shall pay to the Service Provider such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

d	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.
16. Notices
     Any notice or other communication authorized or required by this Agreement to be given to any party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):
if to the Adviser:
Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Attn: General Counsel Fund Adviser
Fax: 949-219-3706
if to the Fund:
Pacific Select Fund

P.O. Box 7500
700 Newport Center Drive
Newport Beach, CA 92660
Attn: Fund Secretary
Fax: 949-219-5130
if to the Service Provider:
State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105
Attn: Senior Vice President, Fund Administration
Fax: 816-871-5529
With a copy to Attn: Managing Counsel
Fax: 816-871-9675
if to the Administrator
Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attn: Corporate Secretary
Fax: 949-219-3706
17. Non-Assignability
     This Agreement shall not be assigned by any party hereto without the prior consent in writing of the other parties, except that the Adviser, Administrator or Service Provider may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Adviser, Administrator or Service Provider.
18. Successors
     This Agreement shall be binding on and shall inure to the benefit of the Adviser, the Administrator, the Fund and the Service Provider and their respective successors and permitted assigns.
19. Entire Agreement
     This Agreement and the fee schedule contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

20. Waiver
     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.
21. Severability
     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
22. Governing Law
     This Agreement and any amendments thereto shall at all times and in all respects be construed, and the provisions thereof interpreted, in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.
23. Reproduction of Documents
     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
24. Prior Service Agreement
     This Agreement amends and restates in its entirety the Prior Service Agreement effective as of the date first set forth above; provided, however, that the rights, duties and liabilities of the Service Provider, the Fund and the Administrator that accrued under the Prior Service Agreement shall survive the execution hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below to be effective as of the date first written above.
Pacific Life Insurance Company

By: Name:	/s/ Mary Ann Brown Mary Ann Brown
Title:	Sr. Vice President

By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Secretary

State Street Bank and Trust Company

By: Name:	/s/ Mark Nicholson Mark Nicholson
Title:	Senior Vice President

Pacific Life Fund Advisors LLC

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President

By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Secretary

Pacific Select Fund

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President

By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Secretary

SCHEDULE A
TO SERVICE AGREEMENT
LIST OF PORTFOLIOS COMPRISING PACIFIC SELECT FUND
Effective as of January 1, 2008
American Funds Growth Portfolio
American Funds Growth-Income Portfolio
Comstock Portfolio
Diversified Bond Portfolio
Diversified Research Portfolio
Emerging Markets Portfolio
Equity Index Portfolio
Equity Portfolio
Floating Rate Loan Portfolio
Focused 30 Portfolio
Growth LT Portfolio
Health Sciences Portfolio
High Yield Bond Portfolio
Inflation Managed Portfolio
International Large-Cap Portfolio
International Small-Cap Portfolio
International Value Portfolio
Large-Cap Growth Portfolio
Large-Cap Value Portfolio
Main Street Core Portfolio
Managed Bond Portfolio
Mid-Cap Growth Portfolio
Mid-Cap Value Portfolio
Money Market Portfolio
Multi-Strategy Portfolio
Real Estate Portfolio
Short Duration Bond Portfolio
Small-Cap Equity Portfolio
Small-Cap Growth Portfolio
Small-Cap Index Portfolio
Small-Cap Value Portfolio
Technology Portfolio

SCHEDULE B
TO SERVICE AGREEMENT
ADMINISTRATION SERVICES
1.	In January and July of each year, provide the Administrator and/or Fund (“Client”) and Fund sub-advisers with initial drafts of the full Schedule of Investments (“SOI”) for all portfolios of the Fund, and a summary SOI for Equity Index and Small-Cap Index (and additional portfolios as mutually agreed upon in writing), including the legend containing the Explanation of Symbols (the “Legend”). After approval by the Client, provide the final versions of the full and summary SOI’s including the Legend and the Notes to SOI.

In April and October of each year, provide the Client and Fund sub-advisers with initial drafts of the fiscal quarter end SOI including the Legend. After approval by the Client, provide the final versions of the SOI including the Legend and applicable Notes.

2.	In January and July of each year, prepare initial draft of the adjusted individual and combined financial statements and footnotes (including each portfolio’s statement of assets and liabilities, statement of operations, statement of changes in net assets, and statement of cash flows) in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Service Provider will provide to Client a draft of the Notes to Financial Statements (“Notes”). After approval by Client, Service Provider will prepare final version of the combined financial statements and footnotes and transmit to Client.

In April and October of each year, prepare the adjusted trial balance and individual financial statements. Adjustments to the trial balance will consist only of those that impact security holdings or those that have an impact on net assets. Combined financial statements will not be prepared as they are not required for Form N-Q reporting.

3.	In January and July of each year, prepare initial draft of financial highlights. Prepare draft financial highlight footnotes to provide Client.

4.	Maintain the legal description database. As directed by Client, use Bloomberg and/or company web-page as the primary source of legal descriptions. If a description is not available through Bloomberg or company web page, use such sources as the parties reasonably agree upon from time to time (initially the SEC’s EDGAR filings and then Yahoo).

5.	Update the legal descriptions database for new security positions and review the existing legal descriptions database file for any changes resulting from corporate actions (e.g., name changes, mergers, etc.).

6.	Classify securities held by sector using an agreed-upon vendor as the primary source for sectors, and use such secondary sources as the parties reasonably agree upon from time to time (initially Bloomberg, company home webpage and Yahoo).

7.	For each reporting period, e-mail the Investment Managers of each portfolio and request a list of restricted securities as required by regulation S-X. This could include, but is not limited to, 4(2) commercial paper, 144A securities, private placements, etc. From the lists provided from the Investment Managers, Client will instruct Service Provider as to which securities will be disclosed as restricted securities.

8.	Denote 144-A securities using Bloomberg as the primary source and denote those securities on the SOI.

9.	Identify when-issued securities and delayed delivery purchases using accounting records as the primary source and denote those securities on the SOI.

10.	Identify variable rate securities using Bloomberg as the primary source and denote those securities on the SOI.

11.	Identify securities that are fully or partially on loan using the on-loan information received from the lending agent as the primary source and denote those securities on the SOI.

12.	Identify securities that are ADRs and GDRs using Bloomberg as the primary source and denote those securities on the SOI.

13.	Identify Interest-Only and Principal-Only securities using Bloomberg as the primary source and denote those securities on the SOI.

14.	Generate a list of securities valued using procedures pre-established by the Client’s Board of Trustees and denote those securities on the SOI. Use accounting records and/or sub-adviser as the source of disclosure.

15.	Identify and denote non-income producing securities for the past twelve (12) month period. Use Bloomberg as the primary source and ex-date as the trigger.

16.	Identify and denote securities that have been fully or partially segregated with the custodian to cover margin requirements and securities with their principal amounts adjusted for inflation, using accounting records as the source of disclosure. Denote all mortgage-backed and asset-backed securities as pass-through securities.

17.	Identify and denote securities in default. Use Bloomberg as the source.

18.	Create a master listing of equity securities, cross-check descriptions across all portfolios to ensure there are no discrepancies for the same security, and cross-check market value per share across all portfolios. Provide the Client a final master listing along with the SOI’s in January, April, October and July of each year, sorted by security name and including the following information for each security:

•	Portfolio name

•	Major category (e.g., asset class such as common stocks, etc.)

•	Sub-category (e.g., industry classification/sector such as financial services, technology, etc.)

•	Number of shares

•	Market value

•	Price per share (market value divided by shares)

•	Country disclosure for foreign securities/portfolios
19.	Provide the following schedules to the Client for non-reporting months:
•	Listing of all new securities added to the legal description database

•	Portfolio holdings list (informal listings without notes) for all portfolios for Client use such as for monthly surveys
20*.	Prepare Disclosure of Fund Expenses for the semi-annual and annual reports for the Fund.

21.	Client agrees to supply and be responsible for certain data included in financial statements/footnotes including but not limited to related party transactions.

22*.	Prepare and furnish fund performance (total returns) each month for each portfolio of the Fund on a monthly basis in accordance with SEC rules/U.S. securities laws including returns net of fees and gross of fees. Compute using periods as the parties reasonably agree upon from time to time (initially 1, 3 and 6 months, calendar year to date, 1, 3, 5 and 10 years, and since inception). After-tax total returns, if applicable, will be provided annually, unless otherwise agreed upon, by such dates and times as the parties reasonably agree upon from time to time (initially net of fees to be sent to Client by 2:00 p.m. Pacific Time on the 1st business day of each month, and gross of fees to be provided by end of day on the 3rd business day of the month), and maintained in the Service Provider’s deliverables calendar maintained for the Fund. In addition, provide by a mutually-agreed upon date (initially January 15th) of each year, a graph/chart of Fund and agreed-upon benchmark performance for each portfolio of the Fund, based on a hypothetical $10k investment (for inclusion in the Fund’s MDFP).

23*.	Prepare for review by a Fund officer annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis (not less than quarterly); arrange for payment of fund expenses on a monthly or semimonthly basis; review calculations of fees paid to the Fund’s Adviser, State Street Bank and Trust Company, and other net-asset based fees; and obtain authorization from an officer of the Fund of accrual changes and expense payments. Periodic budgets are to be provided within the number of business days after month end as mutually agreed upon from time to time and maintained in the Service Provider’s deliverables calendar maintained for the Fund.

24.	Prepare for review and approval by a Fund officer, the periodic income dividend calculations on a book income basis for the monthly paying of portfolios of the Fund.

*	Commencing as of July 1, 2008, or other date mutually agreed upon..
SCHEDULE C
TO SERVICE AGREEMENT
FUND TAX SERVICES
Service Provider shall perform the following services for each Portfolio of the Fund in conformance with Federal, state, and local laws and regulations, as applicable, and subject to the limitation of liability set forth in paragraph 9 of the Agreement:
1.	Compute fiscal and (where applicable) excise annual tax basis provisions for both excise and income tax purposes.

2.	Prepare federal, state, and local income tax returns and extension requests for review by an officer of the Fund and Pacific Life Corporate Tax Department for filing by the Fund, including but not limited to Form 1120-RIC, Form CA 100, Form 8613 and Form 1099-MISC.

3.	Sign the federal, state and local tax returns and extension requests on behalf of the Fund, provided that the Fund shall have authorized the Service Provider to do so by completing the authorization form attached as Exhibit C-1 to this Schedule C.

4.	Provide on a monthly basis the amounts to be withheld from the net investment income distributions.

5.	Provide all required tax-related disclosure data for each portfolio to be included in the Semi-Annual and Annual Reports within the number of calendar days after each semi-annual reporting period ending June 30th and December 31st as mutually agreed upon from time to time and maintained in the Service Provider’s deliverables calendar maintained for the Fund.

6.	Participate in Client project meetings relating to the year end tax reporting for fund mergers, acquisitions and other ad hoc projects that may arise and require tax related resources.

7.	Review each fiscal quarter Internal Revenue Code portfolio compliance test results as prepared by Service Provider’s Fund Administration department (commencing as of July 1, 2008, or other date mutually agreed upon.).

EXHIBIT C 1 TO SCHEDULE C
TO SERVICE AGREEMENT
FUND TAX SERVICES
AUTHORIZATION FORM
I hereby authorize State Street Bank and Trust Company to sign the federal, state and local tax returns and extension requests for the                                          Funds as paid preparer. I understand that this service is to be performed in accordance with the terms of the Services Agreement.

Authorized Signature

Printed Name

Title

Date

SCHEDULE D
TO SERVICE AGREEMENT
FUND COMPLIANCE SERVICES*
1.	Provide periodic testing as may be agreed upon from time to time of mandatory regulated investment company qualification requirements under Internal Revenue Code 817(h) and Sub-chapter M for each portfolio of the Fund.

2.	Provide periodic testing of the requirements of the 1940 Act and the Fund’s investment limitations and policies as contained in the Registration Statement with respect to each portfolio of the Fund, and report the results of such testing to the Fund’s Board of Trustees and to the Adviser with such frequency and in such detail as may be mutually agreed upon from time to time.

*	Commencing as of July 1, 2008, or other date mutually agreed upon.